Exhibit 99.1

BEACON ROOFING SUPPLY ANNOUNCES THE

DEPARTURE OF CHIEF OPERATING OFFICER C. ERIC SWANK

HERNDON, Va.—(BUSINESS WIRE)—January 12, 2021—Beacon (Nasdaq: BECN) (the “Company”) announced today that Chief Operating Officer C. Eric Swank will be leaving the Company at the end of February. During his 16-year career at Beacon, Eric served in senior executive roles of increasing importance and ultimately led the Company’s $6 billion Exterior Products business for the last two years. His tenure and service with the Company have been marked by many significant accomplishments that helped build Beacon from a $600 million organization into a $7 billion Fortune 500 company.

“Eric’s dedication to Beacon, its employees and customers in each of his roles has been critical to the Company’s success over the past 16 years. He helped create a culture of operational excellence throughout the Company that has driven shareholder value while building great teams who embody his passion for our customers,” said Julian Francis, Beacon’s President and Chief Executive Officer. “I wish Eric all the very best in his future endeavors, and I know he will bring great skill and determination to any pursuit.”

“I could not be more appreciative to have had the opportunity to be part of such a great organization and work with such fine people, both internally and externally,” said Mr. Swank. “Leading and being part of Beacon’s growth from a large regional player to the nation’s largest publicly traded roofing distributor has been incredibly rewarding. Along the way, the careers and lives I have been able to touch and be part of will forever be some of my fondest memories. Beacon is made up of individuals who wake up every day with a desire to help our customers build a better future for themselves and the communities they serve. I look forward to watching that continue for many years to come.”

About Beacon

Founded in 1928, Beacon is a Fortune 500, publicly traded distributor of roofing materials and complementary building products in North America, operating over 500 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of over 100,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT, and has a proprietary digital account management suite, Beacon PRO+, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

INVESTOR CONTACT

Brent Rakers

Director, Investor Relations

Brent.Rakers@becn.com

901-232-2737

MEDIA CONTACT

Jennifer Lewis

VP, Communications and Corporate Social Responsibility

Jennifer.Lewis@becn.com

571-752-1048